Exhibit 10.9.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of June 13, 2014 by and between Microlin Bio, Inc., a Delaware corporation with its principal business address at 135 East 57th St., 12th Floor, New York, NY 10022 (the “Company”), and Joseph Hernandez, an individual residing at 635 West 42nd Street Apt. 11K (the “Executive”).

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement, dated as of July 15, 2013 (the “Agreement”); and

WHEREAS, the Company and the Executive desire to amend and modify the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                  Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Agreement.

2.                  Amendment to Compensation. Section 4.1 of the Agreement is hereby amended by deleting Section 4.1 in its entirety and inserting in place thereof the following:

4.1 Salary. The Company shall pay the Executive an annual salary of $460,000, to be paid in accordance with the Company’s payroll practices commencing immediately at the Commencement Date and continuing until the closing of the Company’s initial public offering of shares of its common stock (the “Initial Public Offering”). Effective immediately upon the closing of the Initial Public Offering, the Executive’s annual salary shall be reduced to $395,000, to be paid in accordance with the Company’s payroll practices and continuing for the duration of the Employment Period. Such salary as then in effect is referred to in the Agreement as “Annual Salary.” The Executive shall be subject to Annual Salary review by the Board.

3.                  Continuing Effect; No Other Amendments. Except as expressly amended hereby, all of the terms and provisions of the Agreement are and shall remain in full force and effect. Each reference that is made in the Agreement shall hereafter be construed as a reference to the Agreement as amended hereby.

4.                  Further Assurances. Each of the parties hereto shall, from time to time at the request of the other party, furnish the other party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be necessary to carry out the provisions of this Amendment and give effect to the transactions contemplated hereby.

5.                  Miscellaneous.

(a)                Binding Effect. This Amendment will be binding upon and inure to the benefit of both parties and their respective successors and assigns.

(b)               Entire Agreement; Amendments. This Amendment constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof. This Amendment may not be amended orally but only by a written agreement signed by the Company and the Executive.

(c)                Governing Law. This Amendment shall be construed, interpreted and enforced in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.

(d)               Counterparts. This Amendment may be executed in two counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first set forth above.

MICROLIN BIO, INC.

By:	/s/ Joseph Hernandez
Joseph Hernandez Executive Chairman

EXECUTIVE

By:	/s/ Joseph Hernandez
Joseph Hernandez